United States
Securities and Exchange Commission
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 8, 2023
Jones Lang LaSalle Incorporated
(Exact name of registrant as specified in its charter)

Maryland	001-13145	36-4150422
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

200 East Randolph Drive,	Chicago,	IL	60601
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code:			(312)	782-5800
Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01	JLL	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events
On November 13, 2023 (the “Issue Date”), Jones Lang LaSalle Incorporated (the “Company”) closed its public offering of $400,000,000 aggregate principal amount of 6.875% senior notes due 2028 (the “Notes”). The Company received net proceeds of approximately $393.0 million after deducting the underwriting discounts and estimated offering expenses. The Company intends to use the net proceeds from the offering of the Notes for general corporate purposes, including the repayment of outstanding borrowings under its existing credit facility.
The Notes were offered and sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated November 8, 2023, among the Company and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, BofA Securities, Inc., BMO Capital Markets Corp. and HSBC Securities (USA) Inc., as representatives of the underwriters named therein (collectively, the “Underwriters”). The Underwriting Agreement contains customary representations, warranties, covenants and indemnification obligations of the Company and the Underwriters, as well as termination and other customary provisions.
The offering of the Notes was made pursuant to a Prospectus Supplement, dated November 8, 2023 and filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 13, 2023, and the Base Prospectus, dated September 18, 2023, filed as part of the Company’s automatic shelf registration statement on Form S-3/ASR (File No. 333-274557) that became effective under the Securities Act of 1933, as amended, when filed with the SEC on September 18, 2023.
The Notes were issued pursuant to the Indenture, dated as of November 9, 2012 (the “Base Indenture”), as amended and supplemented by the Second Supplemental Indenture, dated the Issue Date (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee. The Notes are the Company’s senior unsecured obligations and are not guaranteed by any of the Company’s subsidiaries on the Issue Date. The Indenture contains customary events of default and negative restrictions for notes of this type, such as limitations on secured debt.
Interest on the Notes is payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2024, to holders of record at the close of business on the preceding May 15 or November 15, as the case may be. The Notes will mature on December 1, 2028.
The Company may, at its option, redeem some or all of the Notes at the applicable make-whole price set forth in the Notes (which shall be calculated with the applicable U.S. treasury rate plus 40 basis points), plus accrued and unpaid interest to, but not including, the date of redemption. In addition, at any time on or after November 1, 2028 (one month prior to the maturity date of the Notes), the Company may redeem some or all of the Notes at par, plus accrued and unpaid interest to, but not including, the date of redemption. If the Company experiences certain change of control triggering events, the Company will be required to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of repurchase.
The foregoing summaries of the Underwriting Agreement, the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, the Indenture and the form of the Notes. The Underwriting Agreement, the Base Indenture and the Second Supplemental Indenture including the form of the Notes are filed hereto as Exhibit 1.1, Exhibit 4.1 and Exhibit 4.2 respectively, and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

EXHIBIT INDEX

1.1	Underwriting Agreement, dated as of November 8, 2023, among Jones Lang LaSalle Incorporated and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, BofA Securities, Inc., BMO Capital Markets Corp. and HSBC Securities (USA) Inc., as representatives of the underwriters.
4.1	Indenture, dated as of November 9, 2012, between Jones Lang LaSalle Incorporated and The Bank of New York Mellon Trust Company, National Association, as trustee.*
4.2	Second Supplemental Indenture, dated as of November 13, 2023, between Jones Lang LaSalle Incorporated and The Bank of New York Mellon Trust Company, National Association, as trustee, for the issuance of 6.875% Senior Notes due 2028, including the Form of 6.875% Senior Notes due 2028.
5.1	Opinion of Kirkland & Ellis LLP.
5.2	Opinion of Womble Bond Dickinson (US) LLP.
23.1	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
23.2	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.2).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Previously filed as Exhibit 4.5 to the Form S-3/ASR filed by Jones Lang LaSalle Incorporated on September 18, 2023 (File No. 333-274557).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2023
Jones Lang LaSalle Incorporated

By: /s/ Karen Brennan
Name: Karen Brennan
Title: Chief Financial Officer